Contact:      Robin Cohan                                         Symbol:  TSIC
              Chief Financial Officer                             Traded:  Nasdaq National
              & Treasurer
              Tropical Sportswear Int'l Corporation
              Tel: (813) 249-4900
              Fax: (813) 881-0627

FOR IMMEDIATE RELEASE

Tropical Reports Fire in Mexico City

TAMPA,  Florida,  March 8, 2004 -Tropical  Sportswear  Int'l  Corporation  (Nasdaq:  TSIC)  announced  today that a distribution  center in Mexico  City,  Mexico was  destroyed  by fire over the weekend.  The  distribution  center, which is not owned by the Company,  contained  approximately  $1.4 million of TSI's  finished  goods  inventory for distribution  in Mexico.  The Company  believes at this time its  insurance  coverage will be adequate to cover any anticipated losses.

TSI is a designer,  producer and marketer of high-quality  branded and retailer  private  branded apparel  products that are sold to major  retailers  in all levels and  channels  of  distribution.  Primary  product  lines  feature casual and  dress-casual  pants,  shorts,  denim jeans,  and woven and knit shirts for men, women,  boys and girls.
Major  owned  brands  include  Savane(R),  Farah(R),  Flyers(TM),  The  Original  Khaki Co.(R), Bay  to Bay(R), Two
Pepper(R), Royal Palm(R), Banana Joe(R), and Authentic Chino Casuals(R).  Licensed brands include Bill Blass(R) and
Van Heusen(R).  Retailer national private brands that we produce include Puritan(R), George(TM),  Member's Mark(R),
Sonoma(R),  Croft & Barrow(R),  St. John's Bay(R),  Roundtree & Yorke(R),  Geoffrey Beene(R),  Izod(R),  and  White
Stag(R). TSI distinguishes  itself by providing major retailers with  comprehensive  brand management  programs and
uses advanced  technology to provide  retailers with  customer,   product  and  market  analyses,  apparel  design,
and  merchandising  consulting  and  inventory forecasting with a focus on return on investment.

This press  release  contains  forward-looking  statements,  which are  subject to the safe  harbor  created by the
Private  Securities   Litigation  Reform  Act  of  1995.   Management  cautions  that  these  statements  represent
projections  and  estimates of future  performance  and involve  certain  risks and  uncertainties.  The  Company's actual results could differ  materially from those anticipated in these  forward-looking  statements as a result of factors including,  without  limitation,  potential negative effects resulting from the Company's inability to ship product to its  customers  in Mexico;  the amount of insurance  claims that will cover any  potential  losses;  and other risk factors  listed from time to time in the Company's  reports  (including  its Annual Report on Form 10-K)
filed with the U.S.  Securities  and Exchange  Commission.  In addition,  the estimated  financial  results for any period do not  necessarily  indicate  the  results  that may be  expected  for any future  period,  and the Company assumes no obligation to update them.